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                                                                      EXHIBIT 12

                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                         (IN MILLIONS EXCEPT FOR RATIOS)

                                                      1999        1998        1997        1996        1995
                                                     -------     -------     -------     -------     -------
Earnings available for fixed charges:
  Net income (loss)                                  $ 151.3     $ 131.9     $ (50.9)    $ 102.7     $ 100.8
Add(deduct):
  Income taxes (benefit)                               102.6        99.9        12.7        72.5        66.8
  Share of affiliates' earnings, net of
      distributions received                           (59.3)      (12.1)      (18.3)      (20.8)      (29.5)
  Interest on indebtedness and amortization of
      debt discount and expense                        232.2       234.9       222.4       202.8       170.1
  Amortization of capitalized interest                   1.4         1.4         1.4         3.7         1.1
  Portion of operating lease expense
   representative of interest factor (deemed to be
   one-third)                                           71.8        68.9        64.5        59.1        48.1
                                                     -------     -------     -------     -------     -------

Total earnings available for fixed charges           $ 500.0     $ 524.9     $ 231.8     $ 420.0     $ 357.4
                                                     =======     =======     =======     =======     =======

Preferred stock dividends                            $    .1     $    .1     $   6.6     $  13.2     $  13.2
Ratio to convert preferred dividends to
  pretax basis                                           168%        176%        107%        171%        166%
                                                     -------     -------     -------     -------     -------

Preferred dividends on pretax basis                       .2          .2         7.1        22.6        21.9

Fixed charges:
  Interest on indebtedness and amortization of
      debt discount and expense                        232.2       234.9       222.4       202.8       170.1
  Capitalized interest                                   4.6         3.3         2.5         6.8         6.2
  Portion of operating lease expense
   representative of interest Factor (deemed to be
   one-third)                                           71.8        68.9        64.5        59.1        48.1
                                                     -------     -------     -------     -------     -------

Combined fixed charges and preferred
  stock dividends                                    $ 308.8     $ 307.3     $ 296.5     $ 291.3     $ 246.3
                                                     =======     =======     =======     =======     =======


Ratio of earnings to combined fixed charges and
  preferred stock dividends (A)                        1.62x       1.71x     .78x (B)      1.44x       1.45x

(A) The ratios of earnings to combined fixed charges and preferred stock dividends represent the number of times "fixed charges and preferred stock dividends" were covered by "earnings." "Fixed charges and preferred stock dividends" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest, one-third (the proportion deemed representative of the interest factor) of operating lease expense, and dividends on preferred stock adjusted to a pretax basis. "Earnings" consist of consolidated net income (loss) before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.

(B) In 1997, net loss included restructuring charges of $162.8 million. Excluding the charges, the "ratio of earnings to combined fixed charges and preferred stock dividends" was 1.33x.

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